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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Petrohawk Energy Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-45298 and 333-117733) and registration statements on Form S-3 (No. 333-91496 and No. 333-45586) of Petrohawk Energy Corporation of our report dated October 15, 2004 with respect to the combined balance sheets of Wynn-Crosby 1994, Ltd., Wynn-Crosby 1995, Ltd., Wynn-Crosby 1996, Ltd., Wynn-Crosby 1997, Ltd., Wynn-Crosby 1998, Ltd., Wynn-Crosby 1999, Ltd., Wynn-Crosby 2000, Ltd., Wynn-Crosby 2002, Ltd., certain oil and gas properties of Wildcard Oil and Gas and certain non-revenue producing assets of Wynn-Crosby Energy, Inc. (collectively "Wynn-Crosby") as of December 31, 2003 and 2002, and the related combined statements of income, owners' investment and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears herein. Our report of Wynn-Crosby covering the December 31, 2003 combined financial statements refers to a change in accounting for derivative instruments and hedging activities as of January 1, 2001 and to a change in accounting for asset retirement obligations as of January 1, 2003.

/s/ KPMG LLP

KPMG LLP
Dallas, Texas
November 30, 2004

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Consent of Independent Registered Public Accounting Firm